Exhibit 99

        PRESS RELEASE
FOR ADDITIONAL INFORMATION:
                                                                                     Contact Christy Coulston,
Vice President & Marketing Director
707-935-3200

SONOMA VALLEY BANCORP REPORTS SECOND
QUARTER FINANCIAL RESULTS

SONOMA, California, July 22, 2010 – Sonoma Valley Bancorp, (OTC Bulletin Board: SBNK), announced that its wholly owned subsidiary, Sonoma Valley Bank, reported increased capital levels and positive net income results during the second quarter ending June 30, 2010.  The Company posted quarterly earnings of $2,231,227 for the three months ended June 30, 2010 compared to a loss of ($1,477,833) in the same quarter a year ago. The Bank’s capital ratios improved approximately 1% compared to one quarter ago, with the Total Risk Based Capital Ratio, Tier 1 Risk Based Capital Ratio, and Tier 1 Leverage Ratio now standing at 6.6%, 5.3% and 4.2% respectively.  The total assets of the Bank declined by 1.6% to $337.1 Million and deposits fell 2.5% to $255.5 Million compared to the same period in 2009.  Book value per share rose during the quarter to $4.10 vs. $3.08 at March 31, 2010.

Sonoma Valley Bank President, Sean Cutting reported the Bank added $2.3 Million to the Allowance for Loans and Lease Losses (ALLL) leaving this important account at a healthy level of 4.8% of total loans. The additional reserve was required to account for loans that the Bank deemed prudent to charge off during the quarter and an increase of loans migrating to non-performing status from the prior quarter.  The Bank is aggressively working to reduce these assets and is focused on materially reducing non-performing assets during the third quarter.

Significantly contributing to non-interest income during the quarter were voluntary terminations of participations in a Director Retirement program and a Supplemental Executive Retirement Plan. Certain current and former officers and directors of the Company agreed to cancel their participation in the plans.

The Company continues to remain focused on improving profitability and reducing expenses as well as seeking strategic alternatives and solutions laid out in the Consent Order it entered into with its regulatory agencies on May 18, 2010.  A freeze has been placed on all officer and employee salaries and bonuses were eliminated. The ongoing challenges associated with the real estate market and extremely tight capital markets make it very difficult to find equity investors in this environment.  “We want to thank our shareholders and customers for their continued strong support and confidence in our Company”, said Sean Cutting, President of Sonoma Valley Bank.

Sonoma Valley Bancorp shares are listed on the OTC Bulletin Board (OTCB) and the stock symbol is SBNK.

Forward Looking Statements:
This press release may contain forward-looking statements, which are not historical facts, but which management believes are a benefit to shareholders.  These forward looking statements may include management's expectations regarding future events and performance of its subsidiary, Sonoma Valley Bank, including such items as operating efficiencies, projected growth in loans and deposits, future operating results and forecasts, net interest margin, strength of the local economy where Sonoma Valley Bank principally operates, and federal fiscal policies.  Future events are difficult to predict and such forward-looking statements contained in this press release which are not historical facts are subject to risks and uncertainties that could cause actual results to differ materially and adversely from those expressed, including, but not limited to, certain changes in the local economy, changes in interest rates and federal fiscal policies, and changes in competition.  In addition, the Company discusses certain other risks and uncertainties related to its operations in its reports filed with the Securities and Exchange Commission, which risks and discussion should be read in conjunction with this press release.  The Company assumes no obligation to publicly revise forward-looking statements to reflect subsequent events or changed circumstances.